Exhibit E

Dear:

As you may be aware, on April 5, 2011, Inspire announced that we have entered into an agreement to be acquired by Merck. Under the terms of the agreement, Merck will commence a tender offer for all outstanding common shares of Inspire. Inspire and Merck are currently targeting for the transaction to close in the second quarter of 2011. Details of the deal are included in the attached press release.

During this period of transition, we will maintain communications and provide updates regarding this transaction that may be relevant to you.

We recognize that there may be questions regarding this announcement, so please feel free to contact me at your convenience.

Best regards,

Inspire Pharmaceuticals

Forward-Looking Statement

This announcement includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The forward-looking statements in this announcement relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made that the holders of at least a majority of the outstanding shares of Inspire Pharmaceuticals, Inc. (“Inspire”) common stock will tender their shares pursuant to the tender offer or that the other conditions of the tender offer will be met. Furthermore, no assurances can be made with respect to the strength of Inspire’s integrated platform growing the AZASITE product opportunity.

Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission (the “SEC”). Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

Important Information about the Tender Offer and Where to Find It

The tender offer with respect to the announced transaction with Merck & Co. Inc. (“Parent”) has not yet commenced. This correspondence is neither an offer to buy nor a solicitation of an offer to sell any securities of Inspire. The solicitation and the offer to buy shares of Inspire’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other ancillary related materials that Monarch Transaction Corp., a wholly owned subsidiary of Parent intends to file with the SEC. In addition, Inspire will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer and, if applicable, a proxy statement regarding the merger. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Inspire on Schedule 14D-9, the proxy statement, if applicable, and related materials with respect to the tender offer, free of charge from the website of the SEC at www.sec.gov, or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Inspire at Inspire’s website at www.inspirepharm.com. Investors are advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Inspire and any amendments thereto and any other materials relating to the tender offer that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.